SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report: May 5, 2004

Commission File Number: 0-25790

PC MALL, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4518700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2555 West 190th Street
Torrance, CA 90504, Suite 201
(Address of Principal Executive Offices)(Zip Code)
(310) 354-5600
(Registrant's telephone number, including area code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Not applicable.

(b)  Not applicable.

 (c) Exhibits

         99.1 Text of Press Release dated May 5, 2004 (furnished pursuant to Item 12 of Form 8-K).

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 5, 2004, PC Mall, Inc. issued an earnings release announcing its financial results for the quarter ended March 31, 2004.  A copy of the earnings release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Current Report on Form 8-K, including the exhibits attached hereto, is furnished pursuant to Item 12 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2004		PC MALL, INC.

	By:	/s/ TED SANDERS Ted Sanders Chief Financial Officer

(Duly Authorized Officer of the Registrant and Principal Financial Officer)

Index to Exhibits

Exhibit Number	Description
99.1	Text of Press Release Dated May 5, 2004 (furnished pursuant to Item 12 of Form 8-K).

Exhibit 99.1

PC Mall Reports record First quarter Sales

up 18 Percent from Q1 2003

 Highlights:

  Record first quarter sales of $278 million, which represents 18 percent organic growth over Q1 2003.
  eCOST.com sales for the quarter increased 60 percent from Q1 2003.
  Corporate sales for the quarter increased 36 percent from Q1 2003.
  PC Mall Gov sales for the quarter increased 17 percent from Q1 2003.
  Corporate and public sector account manager sales-force increased 44 percent from Q1 2003 and 14 percent from Q4 2003.

 Torrance, California -- May 5, 2004 -- PC Mall, Inc. (NASDAQ: MALL) today reported record first quarter sales of $278.1 million, up 18 percent from Q1 2003 sales of $234.8 million. Earnings per share for Q1 2004 were $0.01 compared with $0.03 per share for Q1 2003. Earnings for Q1 2004 were impacted by the expansion of the Canadian call center at a cost of $0.6 million, continued investment in the OnSale.com initiative at a cost of $0.3 million, a non-cash stock compensation cost of $0.1 million and audit fees of $0.2 million associated with obtaining three-year audited financial statements for eCOST.com.  These expenses totaled $1.2 million for the quarter.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, "During the quarter we continued to execute our plan to grow sales and increase our market share in order to further our position as one of the leaders in our industry. We are proud to report that we achieved record first quarter sales, and we believe that our organic growth rate for Q1 2004 was one of the highest of the public companies we consider our peers."

Khulusi continued, "We continued to build our sales-force in Q1 with most of the emphasis on the Canadian call center which services our U.S. customers.  We added 83 account executives during the quarter, a 14% increase from the prior quarter and a 44% increase from the same quarter last year.  As we have indicated in our conference calls for our last two quarters, it was our intent to expand our Canadian Call Center sales-force and operations while fully realizing that this effort would impact our short term profitability in the first half of 2004."

Consolidated Q1 2004 sales increased 18 percent from Q1 2003 to $278.1 million from $234.8 million. Areas of strategic focus experienced year over year growth in Q1 2004 with Corporate sales for the quarter growing 36 percent, eCOST.com's sales growing 60 percent and PC Mall Gov sales growing 17 percent.  Growth in these areas of strategic focus were partially offset by a year over year decline in Q1 2004 Core Business catalog sales of 15 percent.

Consolidated gross profit for Q1 2004 rose 22 percent from Q1 2003, or a $6.4 million increase.    The increase in gross profit was primarily due to the increase in sales, and also included the impact of EITF 02-16 in the prior year, which resulted in approximately $2.6 million of vendor consideration being classified in advertising in Q1 2003, but was classified in cost of goods sold in Q1 2004.  Gross profit margin as a percentage of sales increased to 12.7 percent from 12.1 percent in Q4 2003 and 12.3 percent in Q1 2003.  The change in gross profit as a percentage of sales for Q1 2004 compared with Q1 2003 results mainly from the EITF 02-16 classification noted above.  The Company's gross profit percentage may vary from quarter to quarter depending on the continuation of key vendor support programs as well as product mix, pricing strategies and other factors.

Consolidated selling, general and administrative expenses ("SG&A") as a percentage of sales for Q1 2004 decreased by approximately 50 basis points to 9.7 percent from 10.2 percent of sales in Q1 2003.  The decrease in spending as a percentage of sales, despite our aggressive hiring of corporate account managers, reflects the leverage of the Company's business model.  Additionally, SG&A for Q1 2004 was impacted by the OnSale.com initiative, the non-cash stock compensation charge, and audit fees associated with three year audited financial statements of eCOST.com. These items totaled $1.2 million, representing a $1.0 million increase over the comparable costs in Q1 2003.

Advertising expenses increased by $3.4 million to $7.6 million in Q1 2004 primarily due to the impact of EITF 02-16 discussed above, which classified approximately $2.6 million of vendor consideration in advertising in Q1 2003, but was classified as cost of goods sold in Q1 2004.  Further, advertising expenses increased by $0.8 million as the Company spent funds to acquire new customers and for branding as part of its strategy to support its increased account manager sales force.

Corporate and public sector account manager labor cost included in SG&A headcount at the end of Q1 2004 amounted to 661 account managers, representing an increase of 202 account managers from Q1 2003 and 83 account managers from Q4 2003.  Average tenure for corporate and public sector account managers at the end of Q1 2004 was 17 months, with 21 percent of the corporate and public sector workforce in training, 74 percent with less than one year experience and 85 percent with less than two years experience.  Total account managers including those focusing on corporate, public sector and consumer customers numbered 802 at the end of Q1 2004, up 181 account managers from Q1 2003 and 56 account managers from Q4 2003.

eCOST.com continued to grow its market share in Q1 2004 with sales increasing 60 percent over the same period last year to $38.3 million from $23.9 million in Q1 2003. eCOST.com's sales grew 5 percent sequentially over Q4 2003.  During Q1 2004, eCOST.com began selling Video Games and increased marketing efforts of new categories introduced in Q4 2003 including Home & Housewares, Watches & Jewelry and DVDs.  eCOST.com also continued to experience a high traffic conversion rate on its site because of the broad appeal to different types of Internet shoppers using both competitive fixed prices and its proprietary "Bargain Countdown" time-based offers.  In March 2004, eCOST.com announced the hiring of an experienced direct marketing executive, Adam Shaffer, as Chief Executive Officer of eCOST.com.

PC Mall's balance sheet at the end of the quarter remained strong.  Cash and cash equivalents at the end of the quarter were $6.0 million.  Borrowings under PC Mall's line of credit decreased to $26.7 million at the end of the quarter from $37.2 million as of March 31, 2003, and increased sequentially by $0.5 million from $26.2 million as of December 31, 2003.  Inventories increased by $15.5 million from Q1 2003 in response to increased sales demand but were down by $11.6 million from $80.5 million at year end.  Accounts receivable increased $19.3 million from March 31, 2003 and $6.7 million as of December 31, 2003, reflecting an increase in sales on account to corporate and government customers during the quarter.

 *          *          *

Conference Call

Management will be holding a conference call on Wednesday, May 5, 2004 at 5:00 p.m. Eastern time to discuss first quarter results.  To participate, please dial (800) 901-5226 and input pass code 12479486 no later than 4:50 p.m. EST.

To listen to PC Mall's management discussion of the first quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until May 25, 2004 and can be accessed by calling:  (888) 286-8010 and inputting pass code 27684010.

About PC Mall

PC Mall, Inc. together with its subsidiaries (the "Company"), is a rapid response supplier of technology solutions for business, government and educational institutions as well as consumers.  More than 100,000 different products from companies such as Microsoft, Apple, IBM and HP are marketed to business customers using relationship based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com).  Customer orders are rapidly filled by the Company's distribution center strategically located near FedEx's main hub or by the Company's extensive network of distributors, one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include the statements regarding the Company's expectations, hopes or intentions regarding the future, including but not limited to statements regarding cash position, expense reductions, sales growth and market share, Corporate and Public sector sales initiatives, the effect of the Company's reinvestment in its sales force, recent acquisitions, the prospects for the Company's OnSale.com and eCOST.com subsidiaries; growth of the professional and engineering services business, enterprise market, seasonality, and operating results for the first quarter and 2004 fiscal year.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement.  Among the factors that could cause actual results to differ materially are the following:  difficulties related to integration of newly-acquired businesses (or any future acquisitions); uncertainties relating to the relationship of increases in account managers and productivity; decreases in revenue related to Corporate and Public Sector sales; increased competition and pricing pressures; availability of third party suppliers at reasonable prices; increased expenses, increased costs from online initiatives; risks due to shifts in market demand or price erosion of owned inventory, and inability to convert back orders to completed sales.  Additional factors that could cause actual results to differ are discussed under the heading "Certain Factors Affecting Future Results" and in other sections of the Company's Form 10-K for the 2003 fiscal year, on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission.  All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

###

 -Financial Tables Follow-

PC MALL, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2004	2003
Net sales	$278,123	$234,797
Cost of goods sold	242,866	205,931
Gross profit	35,257	28,866
Selling, general and administrative expenses	26,972	24,021
Selling, general and administrative expenses related to non-cash compensation expense	69	-
Advertising, net in 2003	7,594	4,193
Income from operations	622	652
Interest expense, net	401	188
Income before income taxes	221	464
Income tax provision	85	172
Net income	$136	$292

Basic earnings per share	$0.01	$0.03
Diluted earnings per share	$0.01	$0.03

Basic weighted average number of shares outstanding	10,891	10,598
Diluted weighted average number of shares outstanding	12,089	11,124

PC MALL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

	March 31, 2004 (unaudited)	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$6,023	$7,819
Accounts receivable, net of allowance for doubtful accounts	77,585	71,401
Inventories	68,944	80,542
Prepaid expenses and other current assets	4,276	3,909
Deferred income taxes	3,578	3,578
Total current assets	160,406	167,249

Property and equipment, net	10,623	10,438
Goodwill, net	1,355	861
Deferred income taxes	9,464	9,269
Other assets	1,228	1,353
	$183,076	$189,170
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$78,072	$83,856
Accrued expenses and other current liabilities	15,321	15,869
Deferred revenue	11,454	12,100
Line of credit	26,657	26,202
Notes payable - current	1,000	1,000
Total current liabilities	132,504	139,027

Notes payable	-	250
Total liabilities	132,504	139,277

Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 30,000,000 shares authorized;11,234,707 and 11,165,399 shares issued; and 10,940,507 and 10,871,199 shares outstanding, respectively	11	11
Additional paid-in capital	78,576	78,032
Treasury stock at cost: 294,200 shares	(1,015)	(1,015)
Translation adjustment	-	1
Retained earnings (accumulated deficit)	(27,000)	(27,136)
Total stockholders' equity	50,572	49,893
	$183,076	$189,170